Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TILLY’S, INC.

This Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is Tilly’s, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE IV

A. The Corporation is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation is authorized to issue is one hundred and forty five million (145,000,000), one hundred million (100,000,000) shares of which shall be designated as Class A Common Stock with a par value of $0.001 per share (the “Class A Common Stock”), thirty five million (35,000,000) shares of which shall be designated as Class B Common Stock with a par value of $0.001 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), and ten million (10,000,000) shares of which shall be designated as Preferred Stock with a par value of $0.001 per share (the “Preferred Stock”).

B. A description of each class of Common Stock of the Corporation, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, is as follows:

(1) Ranking. Except as otherwise expressly provided in this Certificate of Incorporation, the powers, preferences and rights of the holders of Class A Common Stock and holders of Class B Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical.

(2) Voting. Except as otherwise provided by (i) the Delaware General Corporation Law, (ii) Section C of this Article IV, or (iii) resolutions, if any, of the Board of Directors of the Corporation (the “Board of Directors”) fixing the powers, designations, preferences and the relative, participating, optional or other rights of the Preferred Stock, or the qualifications, limitations or restrictions thereof, the entire voting power of the shares of the Corporation for the election of directors and for all other matters that may properly be brought before a meeting of stockholders shall be vested exclusively in the Common Stock, voting together as a single class. Each share of Class A Common Stock shall have one (1) vote upon all matters to be voted on by the holders of the Common Stock and each share of Class B Common Stock shall have ten (10) votes upon all matters to be voted on by the holders of the Common Stock. Neither the holders of shares of Class A Common Stock nor the holders of shares of Class B Common Stock shall have cumulative voting rights.

(3) Dividends; Stock Splits. Except as otherwise provided by (i) the Delaware General Corporation Law, (ii) Section C of this Article IV, or (iii) resolutions, if any, of the Board of Directors fixing the powers, designations, preferences and the relative, participating, optional or other rights of the Preferred Stock, or the qualifications, limitations or restrictions thereof, holders of shares of Class A Common Stock and shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(a) If, at any time, a dividend or other distribution in cash or other property (other than dividends or other distributions payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation (“Voting Securities”)) is declared or paid on the shares of Class A Common Stock or shares of Class B Common Stock, a like dividend or other distribution in cash or other property shall also be declared or paid, on the shares of Class B Common Stock or shares of Class A Common Stock, as the case may be, in an equal amount per share.

(b) If, at any time, a dividend or other distribution payable in Voting Securities is paid or declared on shares of Class A Common Stock or Class B Common Stock, a like dividend or other distribution shall also be paid or declared, on the shares of Class B Common Stock or Class A Common Stock, as the case may be, in an equal amount per share; provided that, for this purpose, if a dividend consisting of shares of Class A Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Class A Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Class A Common Stock or other voting securities of the Corporation is paid on shares of Class A Common Stock, and a dividend consisting of shares of Class B Common Stock or voting securities identical to the other voting securities paid on the shares of Class A Common Stock or rights, options or warrants to purchase shares of Class B Common Stock or such other voting securities or securities convertible into or exchangeable for shares of Class B Common Stock or such other voting securities is paid on shares of Class B Common Stock, in an equal amount per share of Class A Common Stock and Class B Common Stock, such dividend or other distribution shall be deemed to be a like dividend or other distribution.

(c) The Corporation shall not have the power to issue shares of Class B Common Stock as a dividend or other distribution paid on shares of Class A Common Stock, and the Corporation shall not have the power to issue shares of Class A Common Stock as a dividend or other distribution paid on shares of Class B Common Stock.

(d) In the case of any split, subdivision, combination or reclassification of shares of Class A Common Stock or Class B Common Stock, the shares of Class A Common Stock or Class B Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the respective numbers of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the respective numbers of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification, such that the relative voting rights of the shares of Class A Common Stock and Class B Common Stock remain the same.

(4) Liquidation, Dissolution, etc. Except as otherwise provided by (i) the Delaware General Corporation Law, (ii) Section C of this Article IV, or (iii) resolutions, if any, of the Board of Directors fixing the powers, designations, preferences and the relative, participating, optional or other rights of the Preferred Stock, or the qualifications, limitations or restrictions thereof, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors of the Corporation, in proportion to the number of shares held by them, respectively, without regard to class.

(5) Merger, etc. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Class A Common Stock and Class B Common Stock shall be entitled to receive the same consideration on a per share basis.

(6) Rights of Class B Common Stock.

(a) (i) The Class B Common Stock shall be owned only by Hezy Shaked or a Hezy Shaked Entity (as defined herein) and their respective successors. A “Hezy Shaked Entity” means (i) any not-for-profit corporation controlled by Hezy Shaked, Tilly Levine or the children of Hezy Shaked and Tilly Levine, or any combination thereof, (ii) any other corporation if at least 66% of the value and voting power of its outstanding equity is owned by Hezy Shaked, Tilly Levine or the children of Hezy Shaked and Tilly Levine, or any combination thereof; (iii) any partnership if at least 66% of the value and voting power of its partnership interests are owned by Hezy Shaked, Tilly Levine or the children of Hezy Shaked and Tilly Levine, or any combination thereof; (iv) any limited liability or similar company if at least 66% of the value and voting power of the company and its membership interests are owned by Hezy Shaked, Tilly Levine or the children of Hezy Shaked and Tilly Levine; or (v) any trust the primary beneficiaries of which are Hezy Shaked, Tilly Levine or the children of Hezy Shaked and Tilly Levine and/or charitable organizations, which if the trust is a wholly charitable trust, at least 66% of the trustees of such trust are appointed by Hezy Shaked, Tilly Levine or the children of Hezy Shaked and Tilly Levine.

(ii) A share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock effective immediately upon (A) any purported sale, pledge, transfer, assignment, transfer of voting rights or disposition of such share of Class B Common Stock to any person or legal entity other than to Hezy Shaked or a Hezy Shaked Entity; provided, however, that a pledge of Class B Common Stock, prior to default thereunder, which does not grant to the pledgee the power to vote or direct the vote of the pledged share or the power to vote or direct the disposition of the pledged share prior to a default, without any foreclosure or transfer of ownership shall not trigger the conversion of such share of Class B Common Stock, or (B) the holder of such share of Class B Common Stock ceasing to be either Hezy Shaked or a Hezy Shaked Entity.

(iii) Each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock effective immediately upon (A) the record date for any meeting of the Corporation’s stockholders, if the aggregate number of shares of Class A Common Stock and Class B Common Stock beneficially owned on such record date by Hezy Shaked and each Hezy Shaked Entity, when taken together, is less than 15.0% of the total aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding on that record date, (B) the death of Hezy Shaked, or (C) Hezy Shaked’s ceasing to be affiliated with the Corporation in any capacity as a result of a permanent disability.

(iv) Shares of Class B Common Stock may be voluntarily converted into an equal number of shares of Class A Common Stock by the submission by the holder of such shares of a notice of election to the Corporation that sets forth the number of shares of Class B Common Stock to be so converted.

(v) In the event of any conversion of Class B Common Stock pursuant to Article IV, Section B(6)(a)(i)-(iv), certificates formerly representing outstanding shares of Class B Common Stock will thereafter be deemed to represent an equal number of shares of Class A Common Stock until the certificates representing such shares of Class B Common Stock are promptly exchanged for new certificates representing an equal number of shares of Class A Common Stock, as contemplated by Article IV, Section B(6)(e) below.

(b) Upon any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to Article IV, Section B(6)(a)(i)-(iv), no adjustment with respect to dividends shall be made; only those dividends shall be payable on the shares so converted as have been declared and are payable to holders of record of shares of Class B Common Stock as of a record date prior to the conversion date with respect to the shares so converted; and only those dividends shall be payable on shares of Class A Common Stock issued upon such conversion as have been declared and are payable to holders of record of shares of Class A Common Stock as of a record date on or after such conversion date.

(c) Shares of Class B Common Stock converted into shares of Class A Common Stock pursuant to Article IV, Section B(6)(a)(i)-(iv) shall be retired and the Corporation shall not be authorized to reissue such shares of Class B Common Stock.

(d) Such number of shares of Class A Common Stock as may from time to time be required for issuance upon conversion of outstanding shares of Class B Common Stock pursuant to Article IV, Section B(6)(a)(i)-(iv), shall be at all times reserved by the Corporation for such purpose.

(e) As promptly as practicable after the presentation and surrender for conversion, during usual business hours at any office or agency of the Corporation, of any certificate representing shares (or fractions of shares) of Class B Common Stock that have been converted into shares of Class A Common Stock pursuant to Article IV, Section B(6)(a)(i)-(iv) hereof, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, a certificate representing an equal number of shares of Class A Common Stock issuable upon such conversion. The issuance of certificates for shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock held by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Corporation in respect to the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issuance and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate (a “Certificate of Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including, but not limited to, the number of shares constituting any such series and the designation of such series, and the voting powers (whether full, limited or no voting powers) of the shares of such series. The Board of Directors may increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. (1) The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. Subject to the rights of holders of any series of Preferred Stock, the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

(2) Subject to Section A(3) of this Article V, the directors (other than those directors elected by any series of Preferred Stock) shall be elected at annual meetings of the stockholders and shall hold office until the next annual meeting of the stockholders and until his or her respective successor shall have been duly elected and qualified, subject to the earlier resignation, death, disqualification or removal of such director.

(3) Upon and after such date as all shares of Class B Common Stock have been converted to Class A Common Stock or otherwise cease to be outstanding pursuant to this Certificate of Incorporation (the “Full Conversion Date”) (including, without limitation, at any annual or special meeting of the stockholders immediately following the Full Conversion Date), the directors (other than those directors elected by any series of Preferred Stock) shall be divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible. The Board of Directors may assign directors, including those already in office, to each class in accordance with a resolution or resolutions adopted by the Board of Directors as of the Full Conversion Date. At the first annual meeting of stockholders following the Full Conversion Date, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Full Conversion Date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Full Conversion Date, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders after the third annual meeting of stockholders following the Full Conversion Date, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. In case of any increase or decrease, from time to time, in the number of directors (other than those directors elected by any series of Preferred Stock), the number of directors in each class shall be apportioned among the classes as nearly equal as possible.

Notwithstanding the foregoing provisions of this Article V, Section A, each director shall serve until his successor is duly elected and qualified or until such director’s earlier death,

resignation, disqualification or removal. No decrease in the number of directors constituting the whole Board of Directors shall shorten the term of any incumbent director.

(4) Subject to the rights of holders of any series or series of Preferred Stock, the Board of Directors or any individual director may, from and after the Full Conversion Date, be removed from office only for cause and by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote generally on the election of directors, voting as a single class.

(5) Subject to the rights of holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Prior to the Full Conversion Date, any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. From and after the Full Conversion Date, any director elected in accordance with this paragraph shall hold office for a term expiring at the annual meeting of stockholders at which the term of the office of the class to which such director has been elected expires and until such director’s successor shall have been duly elected or qualified or until such director’s earlier death, resignation, disqualification or removal.

B. (1) In furtherance and not in limitation of the powers conferred by applicable law, the Board of Directors is expressly authorized to make, amend, alter or repeal the Bylaws of the Corporation. Notwithstanding the foregoing, the Bylaws of the Corporation may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) in voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting as a single class.

(2) The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

(3) Subject to the rights of the holders of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the taking of any action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically denied.

(4) Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by the Board of Directors, chairperson of the Board of Directors, chief executive officer or president (in the absence of a chief executive officer), but such special meetings may not be called by any other person or persons.

(5) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VI

A. To the maximum extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

B. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of the Corporation’s certificate of incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

D. The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

ARTICLE VII

Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII, or to adopt any provision inconsistent therewith.

ARTICLE VIII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

* * * *

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by Daniel Griesemer, its President and Chief Executive Officer this 1st day of September, 2011.

By:	/s/ Daniel Griesemer
Daniel Griesemer
President and Chief Executive Officer

[Signature Page to Tilly’s, Inc. Certificate of Incorporation]